UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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I-many, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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I-MANY, INC.

399 Thornall Street

Edison, New Jersey 08837

April 11, 2007

To our Stockholders:

We cordially invite you to attend our 2007 annual meeting of stockholders, to be held on Thursday, May 31, 2007 at our headquarters, 399 Thornall Street, 12th Floor, Edison, NJ 08837. The meeting will begin promptly at 9:00 a.m., local time. We hope that you can attend.

The items of business are listed in the following notice of annual meeting and are more fully addressed in the attached proxy statement.

Please date, sign and return your proxy card in the enclosed envelope as soon as possible to ensure that your shares will be represented and voted at the annual meeting even if you cannot attend. If you attend the annual meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

On behalf of your board of directors, thank you for your continued support and interest in I-many, Inc.

Sincerely,

John A. Rade
Chairman, President and Chief Executive Officer

I-MANY, INC.

399 Thornall Street

Edison, New Jersey 08837

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

May 31, 2007

NOTICE IS HEREBY GIVEN that our 2007 annual meeting of stockholders will be held on May 31, 2007, at 9:00 a.m., local time, at our headquarters, 399 Thornall Street, 12th Floor, Edison, NJ 08837, for the following purposes:

1.	To elect six directors to hold office until the 2008 annual meeting of stockholders;

2.	To ratify the selection by the audit committee of our board of directors of BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

Only the holders of record of our common stock at the close of business on April 2, 2007 are entitled to notice of and to vote at the annual meeting and any adjournment thereof. A list of stockholders as of the close of business on April 2, 2007 will be available, during ordinary business hours, for ten days prior to the meeting date for examination by any stockholder, his or her agent, or his or her attorney.

Your attention is directed to the proxy statement provided with this notice.

By Order of the Board of Directors,

John A. Rade
Chairman, President and Chief Executive Officer

April 11, 2007

Edison, New Jersey

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

I-MANY, INC.

399 Thornall Street

Edison, New Jersey 08837

PROXY STATEMENT FOR 2007 ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD MAY 31, 2007

The 2007 annual meeting of stockholders of I-many, Inc. (often referred to as “we” or “us” in this proxy statement) will be held on Thursday, May 31, 2007, at our headquarters, 399 Thornall Street, 12th Floor, Edison, NJ 08837, beginning promptly at 9:00 a.m., local time. The enclosed form of proxy is solicited by our board of directors. This proxy statement and the accompanying proxy will first be mailed to holders of our common stock on or about April 11, 2007.

ABOUT THE MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our common stock. This proxy statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint John A. Rade and Robert G. Schwartz, Jr., as your representatives at the meeting. Messrs. Rade and Schwartz will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, please complete, sign and return your proxy card in advance of the meeting to ensure that your vote is received.

If an issue comes up for vote at the meeting that is not on the proxy card, Messrs. Rade and Schwartz will vote your shares in accordance with their best judgment.

What am I voting on?

You are being asked to vote on (1) the election of six directors and (2) the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Who is entitled to vote?

Only stockholders of record as of the close of business on April 2, 2007, which we refer to as the record date, are entitled to vote. Each share of common stock is entitled to one vote. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How do I vote?

You may vote by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted FOR the named nominees for directors and FOR ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm.

You may vote in person at the meeting. Written ballots will be given to stockholders of record who want to vote at the meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the meeting.

If you hold your shares in street name, the bank or brokerage firm that is the record owner of your shares may offer you alternative ways to vote, including over the Internet or via a telephone.

How many votes do you need to hold the meeting?

Shares are counted as present at the meeting if the holder of those shares either is present and votes in person at the meeting or has properly submitted a proxy card.

As of April 2, 2007, 51,922,381 shares of our common stock were issued and outstanding. A majority of our outstanding shares as of the record date, equal to 25,961,191 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business. This is called a quorum.

Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What does it mean if I receive more than one proxy card?

It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	sending written notice to our Secretary at I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837, stating that you want to revoke your proxy;

•	signing another proxy with a later date and delivering it to our Secretary at the address above or at the meeting; or

•	voting in person at the meeting.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and you do not vote them in person or by proxy, your shares will not be voted. If your shares are held in street name, the bank or brokerage firm that is the record owner of your shares may vote your shares under certain circumstances. These circumstances include certain routine matters, such as the election of directors. Therefore, if you do not vote your proxy in accordance with the instructions provided to you by the bank or brokerage firm, it may either vote your shares on routine matters or leave your shares unvoted.

A bank or brokerage firm cannot vote customers’ shares on non-routine matters. If your shares are held in street name and you do not vote your proxy, your shares will not be voted on non-routine matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes must the nominees for election as directors receive to be elected?

The six nominees receiving the highest number of affirmative votes, which is known as a plurality, will each be elected as a director. If a nominee is unable to stand for election, our board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than six nominees.

How many votes must the ratification of the selection of the independent registered public accounting firm receive to pass?

The ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and voting on the matter.

How will votes be counted?

Election of Directors.    You may vote “FOR” or you may “WITHHOLD AUTHORITY” to vote for each nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” will not be voted, although it will be counted for purposes of determining whether there is a quorum. If you sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each of the nominees for director. You may withhold authority to vote for a particular nominee by marking the “FOR” box and striking a line through the name of the nominee. Your shares will be voted for the remaining nominees.

Ratification of the Selection of Independent Registered Public Accounting Firm.    You may vote “FOR” or “AGAINST” the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm, or you may “ABSTAIN” from voting on this issue. Abstentions are counted for purposes of establishing a quorum. Because ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm requires a vote “FOR” such ratification by a majority of shares voting, abstentions and broker non-votes will have no effect on the outcome of voting on such matter. If you sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” the ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm.

All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Is my vote confidential?

Yes. Only the inspector of elections, our board of directors and certain employees will have access to your proxy card. They will tabulate and certify the vote. All comments will remain confidential, unless you ask that your name be disclosed.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2007. That report is filed with the Securities and Exchange Commission, or the SEC, and you can obtain a copy by contacting our corporate Secretary at (207) 774-3244, the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the SEC’s EDGAR system at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

The nominating and corporate governance committee of our board of directors has recommended for nomination, and our board of directors has nominated, Reynolds C. Bish, Steven L. Fingerhood, Murray B. Low, Mark R. Mitchell, Karl E. Newkirk and John A. Rade to stand for re-election as directors at the annual meeting. Each director elected at the annual meeting will serve a one-year term until his or her successor is elected and qualified at the 2008 annual meeting of stockholders. Our board of directors has determined that each director and nominee, except Mr. Rade, is “independent” as defined by Item 407(a)(1) of the SEC’s Regulation S-K and NASDAQ’s Stock Market Rule 4200(a)(15).

Except as otherwise provided herein, the proxy cannot be voted for the election of a person to fill a directorship for which no nominee is named in this proxy statement. Our board of directors has no reason to believe that any of the nominees for the office of director will be unavailable for election as a director. However, if at the time of the annual meeting any of the nominees should be unable to serve or, for good cause, will not serve, the persons named in the proxy will vote as recommended by our board of directors to elect substitute nominees recommended by our board of directors. In no event can a proxy be voted to elect more than six directors.

The following list sets forth the names of the nominees and also contains, as to each nominee, certain biographical information, a brief description of principal occupation and business experience, and certain other information.

REYNOLDS C. BISH, age 54, has served as a director since February 2006. Mr. Bish is a self-employed consultant. He served from December 2005 until August 2006 as the President and General Manager of EMC Captiva, a business unit in the Enterprise Software Group of EMC Corp., and a Vice President in the Enterprise Software Group. From 1989 until 2005, Mr. Bish served as Chief Executive Officer and a Director of Captiva Software Corporation, an enterprise software corporation quoted on NASDAQ until its acquisition by EMC Corp. in December 2005. Mr. Bish has served in various capacities in public and venture-backed technology companies, including service as a chief executive officer and a chief financial officer, and worked for three years as a Certified Public Accountant at Price Waterhouse. He is a member of the board of directors and audit committee of Iomega Corporation, an NYSE-listed company. Mr. Bish holds a B.S. in Business Administration from Pennsylvania State University.

STEVEN L. FINGERHOOD, age 48, has served as a director since July 2005. Mr. Fingerhood is a co-founder and manager of ZF Partners, LP, a private investment partnership that invests in technology and technology-enabled service companies, including I-many. Before co-founding ZF Partners in 2003, he founded Zero Gravity Technologies Corp. in 2000, which developed document security solutions, and served as its Chairman and CEO until its sale to InterTrust Technologies Corporation in 2001, where he served as Senior Vice President until 2003. Prior to that, he founded and led Direct Language Communications, Inc., a leading provider of localization services to the technology industry. Mr. Fingerhood holds an A.B. in Economics from Harvard College and a J.D. from Harvard Law School.

MURRAY B. LOW, age 54, has served as a director since October 2000. Dr. Low has been a professor at Columbia Business School since 1990. Professor Low also has been Associate Professor and Executive Director of the Eugene M. Lang Center for Entrepreneurship at Columbia Business School since it was established in July 2000. Since January 1996, he has been president of Low & Associates, a consulting firm. He also serves as chairman of the board of directors of Vetinsurance International Inc. Professor Low received a Ph.D. in Entrepreneurial Management from the University of Pennsylvania.

MARK R. MITCHELL, age 45, has served as a director since July 2005. Mr. Mitchell is a partner of Ramius Capital Group, L.L.C., a private investment management firm, a position he has held since February 2007, and is a member of Ramius Capital Group’s Management Board. Prior to February 2007, Mr. Mitchell served as an Executive Managing Director of Ramius Capital Group since July 2006 and as a Managing Director since 1999. He is also a member of the board of directors of CPI Corporation, an NYSE-listed company. Mr. Mitchell has over 23 years of investment management experience and currently heads Ramius’s merger arbitrage business and co-heads Ramius’ opportunistic value investing business. Mr. Mitchell holds a B.S. in Economics from the University of Pennsylvania, Wharton School of Business, and an M.B.A. from New York University, Stern School of Business.

KARL E. NEWKIRK, age 66, has served as a director since February 2002. Mr. Newkirk was a partner at Accenture LLP, formerly Andersen Consulting, a global management consulting, technology services and outsourcing company, from 1972 through December 2001. He is currently a member of the board of directors and compensation committee of Ariba Inc., a publicly-traded company. Mr. Newkirk graduated from Case Institute of Technology with a degree in Industrial Engineering and subsequently received his M.B.A. from Case Western Reserve University.

JOHN A. RADE, age 72, has served as a director since July 2005, as Chairman of the Board since August 8, 2005, and as our President and Chief Executive Officer since August 15, 2006. Mr. Rade was the President and CEO of AXS-One, Inc., formerly Computron Software, Inc., a publicly-traded software company, from 1997 until his retirement in 2004. Before joining Computron, he managed the pharmaceutical industry practice for American Management Systems, Inc., a management consulting and information technology company. He was a founder of S-Cubed, Inc., a developer and marketer of advanced software development tools. Mr. Rade’s career in software and information technology includes international management postings, spans several decades and includes leadership roles in other software development companies, management consulting and industrial automation firms such as Computer Sciences Corporation, Cap Gemini Sogeti and Information Sciences, Inc. Mr. Rade holds a BS in Physics from John Carroll University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

During 2006, our board of directors held ten meetings and acted three times by unanimous written consent. Each of the nominees attended at least 75% of the total number of board meetings and meetings of the committee(s) on which he served in 2006.

Committees of the Board of Directors

Audit Committee.    We have a standing audit committee, which consists of Messrs. Bish, Low and Newkirk. The principal functions of the audit committee are to appoint, evaluate, retain and, when necessary, terminate the engagement of our independent registered public accounting firm, to review and approve any major accounting policy changes affecting our operating results, to review the arrangements for and scope of the independent audit and the results of the audit, to pre-approve audit services and non-audit activities performed by the independent registered public accounting firm, to ensure that the registered public accounting firm is in fact independent, to establish and monitor policies to prohibit unethical, questionable or illegal activities of our employees, and to exercise all other responsibilities required of it by the Sarbanes-Oxley Act of 2002 and its enabling rules. The audit committee held six meetings and acted once by unanimous written consent during 2006. The audit committee operates under a written charter. In March 2007, our board of directors reviewed the audit committee charter and approved certain technical amendments. Our audit committee charter is available on our website at www.imany.com. A copy of the revised audit committee charter is attached as an appendix to this proxy statement.

Our board of directors has determined that each member of the audit committee is “independent,” as that term is used in the applicable rules of the NASDAQ Global Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and that at least one member meets the financial sophistication standard set forth under the rules of the NASDAQ Global Market. The board of directors has determined that Mr. Bish qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of the SEC’s Regulation S-K under the Exchange Act, due to his prior service as the chief executive officer of a publicly-traded company. The board of directors has also determined that all of its members are financially sophisticated and have an understanding of generally accepted accounting principles and financial statements.

Compensation Committee.    Our board of directors has established a standing compensation committee consisting of Messrs. Fingerhood, Mitchell and Newkirk. It operates under a written charter, which is available on our website at www.imany.com. Our board of directors has determined that each member of the compensation committee is independent. The compensation committee is responsible for:

•	setting the compensation of our Chief Executive Officer;

•	approving the compensation of other officers and key employees; and

•	administering the issuance of stock options and other equity-based awards under our stock incentive plans to our officers and other employees.

In 2006, the compensation committee held seven meetings and acted seven times by unanimous written consent. The compensation committee does not delegate its authority to others, except the authority granted to the committee for limited stock option grants, described below. The compensation committee seeks recommendations from the Chief Executive Officer regarding compensation for executive officers other than the Chief Executive Officer.

Committee for Limited Stock Option Grants.    Our board of directors has established a committee for limited stock option grants, consisting since October 2006 of John A. Rade, our President and Chief Executive Officer, and Kevin M. Harris, our Chief Financial Officer. This committee is authorized to grant stock options and restricted stock under our stock option plans to employees who are not executive officers. The committee may not grant options or restricted stock awards for more than 30,000 shares of common stock to any single employee in any 12-month period. The committee for limited stock option grants acted 36 times by unanimous written consent in 2006.

Nominating and Corporate Governance Committee.    We have established a standing nominating and corporate governance committee, consisting of Messrs. Low and Fingerhood. It operates under a written charter, which is available on our website at www.imany.com. Its functions include considering and nominating individuals for election to our board of directors, recommending committee assignments to the board of directors, and overseeing our corporate governance initiatives and compliance. The members of the nominating and corporate governance committee are independent directors, as defined by its charter and the rules of the NASDAQ Global Market. This committee held one meeting in 2006.

As of the date of this proxy statement, the nominating and corporate governance committee did not have a formal policy with regard to the consideration of director candidates recommended by stockholders. Our board of directors does not feel a formal policy is necessary, since the nominating and corporate governance committee will consider director nominees recommended by its stockholders on the same basis as nominees recommended by committee members. The nominating and corporate governance committee has not established any minimum qualifications for director nominees. The names and qualifications of such nominees should be addressed to:

Nominating and Corporate Governance Committee

c/o General Counsel

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, NJ 08837

(207) 774-3244

No stockholder has submitted names of director nominees for consideration at the annual meeting.

Communications with the Board of Directors

Our board of directors does not have a formal process with regard to stockholder communications to our board of directors, since the board has historically received few stockholder communications. Our board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or they consider appropriate.

Stockholders who wish to send communications on any topic to our board of directors should address such communications to:

Board of Directors

c/o General Counsel

I-many, Inc.

399 Thornall Street, 12th Floor

Edison, NJ 08837

(207) 774-3244

We do not have a policy regarding director attendance at its annual meetings of stockholders. At our 2006 annual meeting of stockholders, one member of our board was in attendance.

Executive Officers

The following list sets forth the names and certain biographical information regarding our executive officers.

JOHN A. RADE, age 72, has served as a director since July 2005, Chairman of the Board of Directors since August 2005 and as President and Chief Executive Officer since August 15, 2006. Mr. Rade’s biographical background is described above under “Director Nominees.”

KEVIN M. HARRIS, age 44, has served as our Chief Financial Officer since June 2003. From January 2001 to April 2003, Mr. Harris served as division controller for the middleware division of Hewlett Packard, a global technology company. From March 2000 to January 2001, Mr. Harris served as the corporate controller for Bluestone Software. From October 1998 to December 1999, Mr. Harris worked for Marketing Specialists, a food sales and marketing organization, as executive vice president of their mid-Atlantic division. From November 1996 to October 1998, Mr. Harris worked for Rogers-American Company, a food sales and marketing organization, as vice president/general manager of their Philadelphia office. Mr. Harris holds B.S. and M.B.A. degrees from Drexel University.

DAVID L. BLUMBERG, age 45, has served as our Executive Vice President of Fulfillment Services since May 2006. From July 2005 through April 2006, Mr. Blumberg served as President of David Blumberg and Associates, a consulting firm in the life sciences industries. From August 1990 through June 2005, Mr. Blumberg worked at Accenture, LLP in a number of roles, including managing partner, global account partner and industry lead partner in the Pharmaceutical and Medical Products practice. Mr. Blumberg holds an M.B.A. from the Wharton School and a B.S. in Mechanical Engineering from Ohio State University.

A. TODD SHYTLE, age 46, has been with I-many since 1999 and has served in sales management roles since January 2004, including most recently as Senior Vice President of Sales. Prior to joining I-many, Mr. Shytle was responsible for sales and market development in the life sciences industry for Manugistics, Inc., a provider of software and services for supply chain management. He has also served in various sales roles at Johnson & Johnson, United States Surgical Corporation, and Eastman Kodak. Mr. Shytle holds an M.B.A. from the School of Business at Queens College in Charlotte, North Carolina.

MICHAEL T. ZUCKERMAN, age 50, has served as our Senior Vice President of Marketing since February 2007. From October 2003 through December 2006, Mr. Zuckerman served in various management roles at Immersion Corporation, a digital technology company, including most recently as Senior Vice President & General Manager of Immersion Corporation’s 3D Business Unit. From June 2000 through September 2003, Mr. Zuckerman served in various sales and marketing roles at Verity, Inc., including most recently as Verity’s Vice President of Sales for Americas West. Prior to joining Verity, Inc. Mr. Zuckerman served as Vice President of Sales and Marketing at Sensar, Inc., a provider of network security products. Mr. Zuckerman holds a B.S. in Electrical Engineering from the University of Maryland.

ROBERT G. SCHWARTZ, JR., age 41, has served as our Vice President, General Counsel and Secretary since September 2001. From April 2000 through August 2001, Mr. Schwartz was vice president, general counsel, secretary and a director of Emptoris, Inc., a developer of strategic sourcing software. From September 1999 through April 2000, Mr. Schwartz served as assistant general counsel of Cambridge Technology Partners, a publicly-held software integration services provider. From February 1997 through August 1999, Mr. Schwartz served as vice president, general counsel and secretary of Astea International Inc., a publicly-held developer of customer relationship management software. Mr. Schwartz holds a B.A. from Amherst College and a J.D. from Harvard Law School.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning beneficial ownership of our outstanding common stock as of April 2, 2007 by:

•	each shareholder that we know is the beneficial owner of more than 5% of our common stock;

•	each of our directors and nominees for director;

•	our chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers during the past year; and

•	all directors and executive officers as a group.

Information with respect to “beneficial ownership” shown in the table below is based on information supplied by the respective beneficial owners. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. For purposes of calculating the percentage beneficially owned by a particular beneficial owner, the shares of common stock deemed outstanding include 51,922,381 shares outstanding as of April 2, 2007 plus all common stock issuable on exercise of options (whether or not in-the-money) within 60 days of that date held by the particular beneficial owner, which we refer to as presently exercisable options. Presently Exercisable Options are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each beneficial owner is c/o I-many, Inc., 399 Thornall Street, 12th Floor, Edison, NJ 08837.

Name And Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned
Five Percent Owners:
Ramius Capital Group, L.L.C. (1) 666 Fifth Avenue, 26th Floor New York, NY 10017	6,691,004	12.9%

Diker Management, L.L.C. (2) 745 Fifth Ave., Suite 1409 New York, NY 10151	6,128,199	11.8%

ZF Partners, LP (3) One Ferry Building, Suite 255 San Francisco, CA 94111	5,123,420	9.9%

Neil Gagnon (4) 1370 Avenue of the Americas Suite 2400 New York, NY 10019	2,906,215	5.6%

Non-Employee Directors:
Reynolds C. Bish (5)	56,540	*
Steven L. Fingerhood (6)	5,176,766	9.9%
Murray B. Low (7)	227,333	*
Mark R. Mitchell (8)	103,346	*
Karl E. Newkirk (9)	215,417	*

Named Executive Officers:
John A. Rade (10)	145,990	*
Kevin M. Harris (11)	352,066	*
David L. Blumberg (12)	84,200	*
A. Todd Shytle (13)	291,305	*
Robert G. Schwartz, Jr. (14)	248,955	*
All executive officers and directors as a group (11 people) (15)	6,901,918	13.0%

*	Indicates less than one percent of the outstanding common stock.
1.

Reported by the investor on Schedule 13D/A filed with the SEC on March 1, 2007. Ramius Capital Group, L.L.C. (“Ramius Capital”) is (a) the investment manager of each of RCG Ambrose Master Fund, Ltd. (“Ambrose”), Starboard Value and Opportunity Master Fund, Ltd. (“Starboard I”) and RCG Halifax Fund, Ltd. (“Halifax”), (b) the managing member of Ramius Securities, L.L.C. (“Ramius Securities”) and (c) the sole member of Admiral Advisors, LLC (“Admiral”), which is the managing member of each of Starboard Value and Opportunity Fund, LLC (“Starboard II”), and Parche, LLC (“Parche”). As a result, Ramius Capital may be deemed the beneficial owner of (i) 2,841,324 shares of common stock owned by Ambrose,

(ii) 478,101 shares of common stock owned by Halifax, (iii) 817,696 shares of common stock owned by Ramius Securities, (iv) 2,553,883 shares of common stock owned by Admiral, (v) 461,564 shares of common stock owned by Starboard I, (vi) 1,683,698 shares of common stock owned by Starboard II, and (vii) 408,621 shares of common stock owned by Parche. Ramius Capital disclaims beneficial ownership of the shares of common stock held by the above-referenced entities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. Excludes shares owned directly by Mark R. Mitchell (see Note 8).

2.	Reported by the investor on Schedule 13G/A filed with the SEC on February 13, 2007. Consists of shares for which the investor claims shared voting and dispositive power as the investment manager of Diker GP, LLC, a Delaware limited liability company (“Diker GP”), as the general partner to the Delaware limited partnership the Diker Value Tech Fund, LP (“VT”), Diker Value Tech QP Fund, LP (“VTQP”), Diker Micro-Value Fund, LP (“MV”), the Diker Micro-Value QP Fund, LP (“MVQP”), Diker Micro & Small Cap Fund LP (“MS”) and Diker M&S Cap Master Ltd (“MSCM”) with respect to the Stock directly owned by VT, VTQP, MV, MVQP, MS and MSCM, and the investment adviser of separately managed accounts.
3.	Reported by the investor on Schedule 13D/A filed with the SEC on November 13, 2006. Voting and dispositive power of all 5,123,420 shares is shared with ZF Ventures, L.L.C. and SLF Partners, LLC.
4.	Reported by the investor on Schedule 13G filed with the SEC on February 7, 2007. Includes (i) 539,255 shares of common stock beneficially owned by Mr. Gagnon over which he has sole voting power and sole dispositive power; (ii) 36,405 shares beneficially owned by Mr. Gagnon over which he has sole voting power and shared dispositive power; (iii) 294,810 shares of common stock beneficially owned by Lois Gagnon, Mr. Gagnon’s wife, over which he has shared voting power and shared dispositive power; (iv) 10,310 shares of common stock beneficially owed by Mr. Gagnon and Mrs. Gagnon as Joint Tenants with Rights of Survivorship, over which he has shared dispositive power; (v) 69,770 shares of common stock held by the Lois E. and Neil E. Gagnon Foundation (the “Foundation”), of which Mr. Gagnon is a trustee and over which he has shared voting power and shared dispositive power; (vi) 99,015 shares of common stock held by the Gagnon Family Limited Partnership (the “Partnership”) of which Mr. Gagnon is a partner and over which he has shared voting power and shared dispositive power; (vii) 82,230 shares of common stock held by the Gagnon Grandchildren Trust (the “Trust”) over which Mr. Gagnon has shared dispositive power but no voting power; (viii) 686,015 shares of common stock held by four hedge funds (collectively, the “Funds”), of which Mr. Gagnon is either the principal executive officer of the manager or the managing member of a member of the general partner or the managing member and over which he has sole dispositive power and sole voting power; (ix) 6,800 shares of common stock held by the Gagnon Securities LLC Profit Sharing Plan and Trust (the “Plan”) of which Mr. Gagnon is a Trustee and over which Mr. Gagnon has sole dispositive power and sole voting power; (x) 3,640 shares of common stock held by the Plan over which Mr. Gagnon has sole voting power and shared dispositive power; and (xi) 1,077,965 shares of common stock held for certain customers of Gagnon Securities LLC, of which Mr. Gagnon is the managing member and the principal owner and over which he has shared dispositive but no voting power.
5.	Consists of (a) 29,268 shares issuable upon exercise of presently-exercisable options and (b) 27,272 shares of common stock, including 7,272 shares of unvested restricted common stock.
6.	Consists of (a) 37,502 shares issuable upon exercise of presently-exercisable options, (b) 15,844 shares of common stock, including 7,272 shares of unvested restricted stock, held by Mr. Fingerhood, and (c) 5,123,420 shares held by ZF Partners, LP (See Note 3), of which Mr. Fingerhood is a co-founder and manager.
7.	Consists of (a) 179,168 shares issuable upon exercise of presently-exercisable options and (b) 48,165 shares of common stock, including 7,272 shares of unvested restricted common stock.
8.	Consists of (a) 37,502 shares issuable upon exercise of presently-exercisable options and (b) 65,844 shares of common stock, including 7,272 shares of unvested restricted common stock. Mr. Mitchell disclaims beneficial ownership of the shares held by Ramius Capital Group, L.L.C. (see Note 1), of which he is a Managing Director.

9.	Consists of (a) 154,168 shares issuable upon exercise of presently-exercisable options and (b) 61,249 shares of common stock, including 7,272 shares of unvested restricted common stock.
10.	Consists of (a) 60,418 shares issuable upon exercise of presently-exercisable options and (b) 85,572 shares of common stock, including 2,000 shares of common stock held by Mr. Rade’s spouse.
11.	Consists of (a) 284,566 shares issuable upon exercise of presently-exercisable options and (b) 67,500 shares of unvested restricted common stock.
12.	Consists of (a) 62,500 shares issuable upon exercise of presently-exercisable options and (b) 21,700 shares of common stock, including 20,000 shares of unvested restricted common stock.
13.	Consists of (a) 251,305 shares issuable upon exercise of presently-exercisable options and (b) 40,000 shares of unvested restricted common stock.
14.	Consists of (a) 241,330 shares issuable upon exercise of presently-exercisable options and (b) 7,625 shares of common stock.
15.	Consists of (a) 1,337,727 shares issuable upon exercise of presently-exercisable options and (b) 5,564,191 shares of common stock, including 163,860 shares of unvested restricted common stock.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives.    Management and the compensation committee seek to hire and motivate high-performing executives and reward corporate performance that benefits all stockholders. When I-many achieves its performance objectives, we aim to reward our executives with compensation above the industry average; when I-many misses its objectives, we want our executives to receive compensation below the industry average. In pursuing this objective, we establish executive compensation policies that reward current corporate performance while also taking into account the potential for future performance gains, whether stockholder value has been or will be enhanced, and competitive market conditions. Our compensation committee evaluates these factors for each executive on an annual basis, including consideration of the contribution made by each executive officer over the prior fiscal year.

Our compensation package for each of our executive officers includes a combination of an annual salary; a bonus plan with performance criteria that are, to the largest extent possible, quantifiable and non-discretionary; depending on the package of stock options already held by the employee, possibly an additional stock option or restricted stock grant; and ordinary benefits available to all full-time employees. Beginning in 2006, our compensation committee began the practice of awarding stock options to senior executives with vesting tied to the achievement of specific corporate performance goals, such as revenue targets, average stock price, and other milestones not necessarily related to the executive’s time of service. In the case of four current executive officers, we have also granted shares of restricted stock, and in the future we may use restricted stock as an alternative to stock options. We believe that our executive compensation provides an overall level of compensation that is competitive with companies in our industry of comparable size and complexity.

Base Salary.    In determining base salaries, we take into consideration competitive market conditions in the employee’s relevant market, each individual’s role and responsibilities in the organization, and, for employees with a performance record at I-many, an evaluation of the employee’s performance in the prior year. Base salary is the only component of our executive compensation that is not dependent on corporate or individual performance metrics. Base salaries for our executive officers who were employed before 2006 were and are determined primarily based on the compensation committee’s assessment of market compensation rates for the position, the executive’s base salary for the prior year, and the compensation committee’s subjective assessment of the executive’s contributions and expected future contributions to I-many. Base salaries for our executive officers who joined I-many in 2006 were determined in arms-length negotiations and based on the compensation committee’s assessment of market compensation rates for the position and its subjective assessment of the executive’s expected contributions to I-many.

Bonus.    Non-equity incentive plan awards are determined by written bonus plans approved for each executive by the compensation committee during the first quarter of the year. We seek to set bonus formulae so that total salary and bonus compensation to our officers is above the median for cash compensation paid by comparable companies if our performance objectives are met, but below that of comparable companies if performance objectives are not met. The ranges of bonus opportunities reflect the individual’s specific responsibilities, experience and overall performance as well as performance of I-many during the prior year.

We use target-based bonus plans that reward executives to the extent quantified performance objectives are met. These objectives, set forth in individual bonus plans, are tied to five strategic corporate goals, weighted differently for each executive depending on his particular role, and to individual performance goals. The five common strategic corporate goals are quarterly and annual measurements of:

(1)	Revenue recognized according to generally accepted accounting principles, or GAAP,

(2)	Gross revenue bookings, as defined in our quarterly and annual reports filed with the SEC,

(3)	Recurring revenue from subscriptions, hosting services, and maintenance and support services,

(4)	Revenue from professional services, and

(5)	Cash preservation.

Each executive will receive most of his 2007 bonus as an annual payment at year-end, based on his individualized combination of these objective performance criteria. In addition, each executive will receive a non-refundable, quarterly advance against his annual cash bonus based on cumulative progress towards annual targets. If a quarterly target is missed and made up on a cumulative basis in a future period during the year, any previously missed advances will be paid. Annual bonuses (but not the quarterly advances) will be subject to downward adjustment for underperformance and upward adjustment for performance that exceeds targets. Performance of less than a minimum percentage of a target, generally 80%, results in no bonus payment for that component.

Finally, each executive is eligible to receive a semi-annual cash bonus based on satisfaction of individual performance criteria measured over six-month periods. Our compensation committee will determine whether our Chief Executive Officer has achieved the pre-defined goals for the semi-annual, individual performance component of his bonus. Our Chief Executive Officer will determine whether each other executive has achieved his individual goals. These goals vary for each executive and are, to the greatest extent possible, quantifiable.

The 2007 payouts for each executive will be determined as follows:

Executive	Target Bonus for Attaining 100% of Company and Individual Goals ($)	Percentage of Total		Largest Company Goal Component
		Company Goal Components	Individual Goal Components
John A. Rade	$300,000	80%	20%	Gross revenue bookings
Kevin M. Harris	$95,000	80%	20%	Gross revenue bookings
David L. Blumberg	$200,000	80%	20%	Revenue from professional services
A. Todd Shytle	$185,000	90%	10%	Gross revenue bookings
Michael T. Zuckerman	$100,000	75%	25%	Gross revenue bookings
Robert G. Schwartz, Jr.	$77,000	80%	20%	Gross revenue bookings

Stock Options and Restricted Stock.    The use of stock options is a significant element of the compensation packages of our executive officers and, to a lesser extent, other employees. The timing and size of new grants depends upon a number of factors, including the executives’ or employees’ current stock and option holdings and such other factors as the compensation committee, generally in consultation with the Chief Executive Officer, deems relevant. These grants reflect the individual’s specific responsibilities, experience and overall performance as well as the performance of I-many during the year. We generally seek to set option grants that will meaningfully align the executive’s financial interests with the stockholders’ interest in an increasing market value for our common stock.

The compensation committee granted significant equity-based awards to Messrs. Rade and Blumberg after arms-length negotiations between each executive and the compensation committee in connection with Mr. Blumberg’s initial employment and Mr. Rade’s appointment as Chief Executive Officer. It is not expected that these executives, or any other current executive, will receive similar awards in future periods. Moreover, approximately half of the stock options granted to Mr. Rade (see “CEO Compensation” below) and Mr. Blumberg in 2006 will vest on the earlier of five years or the attainment of certain company operational milestones and stock price targets, which the compensation committee believes will further strengthen the connections between stockholder return and executive compensation. The compensation committee intends to grant future stock options and restricted stock awards to executives with performance-based vesting, to emphasize the alignment between executive compensation and shareholder return.

Stock Option Grant Timing Policies.    In July 2006, we established a policy of granting employee stock options only on the first and fifteenth day of each month (or the next succeeding business day), using the closing market price of our common stock on the grant date as the option’s exercise price. The board of directors may waive this policy under specific circumstances.

CEO Compensation.    The compensation committee paid Mr. Rade a base salary of $250,000 per annum while he was serving as Acting Chief Executive Officer through August 15, 2006. After Mr. Rade agreed to serve as our Chief Executive Officer on a permanent basis commencing August 16, 2006, he negotiated a compensation package in arms-length negotiations with the compensation committee for an annual base salary of $300,000. His 2007 bonus plan provides an annual target bonus of $300,000 if I-many attains the performance goals and he attains the individual performance goals described above under “Bonus.” Mr. Rade did not operate under a written bonus plan in 2006; accordingly, his 2006 bonus has been characterized in the Summary Compensation Table as a discretionary award by the compensation committee, based on its subjective evaluation of his 2006 performance. In addition, the compensation committee awarded Mr. Rade 50,000 shares of our restricted common stock in 2006, with a nominal vesting period, in lieu of a cash bonus for his six months of service as Acting Chief Executive Officer. These shares of restricted stock vested and became transferable later in 2006.

Our compensation committee sought to align Mr. Rade’s interests with stockholders by providing him with stock options to purchase a total of approximately 1.5 million shares (including 1,450,000 for his service as chief executive officer), or approximately 3% of our outstanding shares of common stock. The compensation committee believes this equity coverage is comparable to that granted to chief executive officers of similarly-situated public technology companies. Our compensation committee sought to align Mr. Rade’s incentives even more closely with stockholder interests by requiring that half of the stock options he received for executive service will vest only upon the earlier of five years or the attainment of certain stock price targets (425,000 shares) and company operational milestones (300,000 shares). The stock price targets for 425,000 option shares range from $3.00 per share to $9.00 per share, as set forth in the tables below. This range of stock price targets, if attained, would represent appreciation of the value of our common stock, measured from the applicable option grant dates, of between 57% and 481%, a substantial return to our shareholders. The operational targets for 300,000 option shares, if attained, would represent substantial improvement in company performance, including financial performance, and are designed to improve our stock price. The compensation committee believes that subjecting such a large portion of Mr. Rade’s equity-based compensation to ambitious operational and stock price goals, rather than time served in office, aggressively aligns the Chief Executive Officer’s compensation with the interests of stockholders. The compensation committee intends to apply this philosophy of pay-for-performance to future equity awards as well as cash compensation for all our executives.

Due to limitations in our stock incentive plans regarding the number of option shares that can be granted to an individual in one calendar year, Mr. Rade received awards for an aggregate of 1,099,572 stock option shares and shares of restricted stock in 2006. In January 2007, Mr. Rade received additional stock options to purchase 409,000 shares, all with vesting tied to company performance metrics. Accordingly, half of the stock options granted to Mr. Rade for his services as an executive will vest based on company performance metrics as follows:

Grant Date	Shares	Exercise Price	Performance Vesting Conditions
2/17/2006	125,000	$1.55	As long as Mr. Rade serves as a director of I-many, vesting will occur only if the target stock price (defined below) equals or exceeds:

				Accelerated vesting:	Stock price appreciation from grant date:
			$3.00	31,250 shares	94%
			$5.00	31,250 shares	223%
			$7.00	31,250 shares	352%
			$9.00	31,250 shares	481%

			In all cases, the “target stock price” will be determined based upon the arithmetic average of the daily volume-weighted average price, or VWAP, of our common stock over the prior consecutive 20 trading days.

Grant Date	Shares	Exercise Price	Performance Vesting Conditions

9/1/2006	191,000	$1.91	The option will vest in full August 16, 2011. Furthermore, as long as Mr. Rade serves as either Chief Executive Officer or a director of I-many, vesting will accelerate as follows:

			If the target stock price equals or exceeds:

				Accelerated vesting:	Stock price appreciation from grant date:
			$3.00	47,750 shares	57%
			$4.50	47,750 shares	136%
			$6.00	47,750 shares	214%
			$7.50	47,750 shares	293%

1/2/2007	109,000	$1.65	The option will vest in full August 16, 2011. Furthermore, as long as Mr. Rade serves as either Chief Executive Officer or a director of I-many, vesting will accelerate as follows:

			If the target stock price equals or exceeds:

				Accelerated vesting:	Stock price appreciation from grant date:
			$3.00	27,250 shares	82%
			$4.50	27,250 shares	173%
			$6.00	27,250 shares	264%
			$7.50	27,250 shares	355%

1/15/2007	300,000	$1.74	The option will vest in full August 16, 2011. Furthermore, as long as Mr. Rade serves as either Chief Executive Officer or a director of I-many, vesting will accelerate, in 50,000-share increments, upon the achievement of any of six specified operational milestones. These operational milestones were established by the compensation committee to achieve a substantial increase in our value and share price, and therefore to correlate in rough terms with the established share price targets.

Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated officers. Compensation above $1,000,000 may be deducted if it is “performance-based compensation” within the meaning of the Code. Based on the compensation awarded to our executive officers, it does not appear that the Section 162(m) limitation will have a significant impact on I-many in the near term. Nevertheless, the compensation committee reserves the right to grant compensation above the limits of Section 162(m) if it determines that doing so would be in the best interests of the stockholders.

Summary Executive Compensation

The following table sets forth the total compensation paid by us for services rendered by John A. Rade, our Chief Executive Officer; Yorgen H. Edholm, our former Acting Chief Executive Officer who served in such capacity from August 8, 2005 until February 15, 2006; Kevin M. Harris, our Chief Financial Officer, and our three other executive officers who were serving as executive officers as of December 31, 2006, to whom we refer in the proxy statement as our “named executive officers.”

SUMMARY COMPENSATION TABLE

Name And Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
John A. Rade	2006	$238,836	(3)	$101,250	(4)	$98,500	$141,511	—		$18,369	(5)	$598,466	(6)
President and Chief Executive Officer
As of December 31, 2006

Yorgen H. Edholm	2006	$47,221		—		—	—	—		$50,000	(7)	$97,221	(8)
President and Chief Executive Officer
Through February 15, 2006

Kevin M. Harris	2006	$189,423		—		$36,163	$15,226	$59,132	(4)	$8,096	(9)	$308,040
Chief Financial Officer
(Principal Financial Officer)

David L. Blumberg	2006	$119,230	(3)	—		—	$68,168	$78,430	(4)	$3,346	(10)	$269,174
Executive Vice President, Fulfillment

A. Todd Shytle	2006	$177,923		—		$7,499	$26,889	$120,540	(4)	$6,164	(9)	$339,015
Vice President, Sales

Robert G. Schwartz, Jr.	2006	$169,692		—		—	$7,329	$53,970	(4)	$6,517	(9)	$237,508
Vice President and General Counsel

(1)	Amounts reported in this column include only awards that were either discretionary or guaranteed, not determined by pre-set performance metrics. Cash bonus awards calculated according to individual performance bonus plans, based on performance metrics, are reported in the “Non-Equity Incentive Plan Compensation” column.
(2)	In accordance with SEC rules, stock options are valued using the Black-Scholes method, regardless of vesting provisions, and allocated to reporting periods as required by our expense recognition policies and FAS 123R. These amounts do not necessarily represent taxable income to the named executive officer, cash available to them, or even that the underlying stock options are or were exercisable in the reporting period. For a discussion of the assumptions used to calculate the valuation of restricted stock and stock options, see Notes 1(q), 5(c) and 5(d) in the Notes to Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	Reflects earnings during partial first year of employment.
(4)	Consists of incentive compensation for 2006 performance, whether paid in 2007 or 2006.
(5)	Consists of $12,297 in travel-related expenses for the executive’s spouse, $4,520 for supplemental life insurance premiums, and $1,552 in company contributions to 401(k) plan.
(6)	Excludes compensation for Mr. Rade’s services as director before his election as Acting Chief Executive Officer in 2006. See “Director Compensation.”
(7)	Represents severance payment paid in 2007.
(8)	Excludes compensation for Mr. Edholm’s services as director after his resignation as Acting Chief Executive Officer in 2006. See “Director Compensation.”
(9)	Consists of car allowance and company contributions to 401(k) plan in 2006.
(10)	Consists of car allowance.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards in 2006, including (1) commitments made under written individual bonus plans, (2) stock options and (3) restricted stock granted during the fiscal year ended December 31, 2006 to each of the named executive officers. All stock options expire on the earlier of ten years from the date of grant or three months after termination of employment.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)
		Threshold ($)		Target ($)	Maximum (#)		Threshold (#)	Target (#)	Maximum (#)
John A. Rade (1)	2/17/06	—		—	—		0	125,000	125,000	—		—	$1.55	$31,829
	2/17/06	—		—	—		—	—	—	—		125,000	$1.55	$127,534
	9/1/06	—		—	—		—	—	—	50,000	(2)	—	—	$98,500
	9/1/06	—		—			0	191,000	191,000	—		—	$1.91	$239,896
	9/1/06	—		—	—		—	—	—	—		600,000	$1.91	$679,825

Yorgen H. Edholm (3)	—	—		—	—		—	—	—	—		—	—	—

Kevin M. Harris	1/26/06	—		—	—		—	—	—	80,000	(2)	—	—	$119,200
	3/14/06	$51,908	(4)	$95,000	$196,460	(5)			—	—		—	—	—
	8/3/06	—		—	—		—	—	—	—		60,000	$2.00	$72,423

David Blumberg	5/15/06	—		—	—		0	250,000	250,000	—		—	$2.05	$339,300
	5/15/06	—		—	—		—	—	—	—		250,000	$2.05	$313,319
	5/15/06	$68,300	(4)	$125,000	$258,500	(5)	—	—	—	—		—	—	—

A. Todd Shytle	3/14/06	$84,500		$199,500	$273,490	(5)	—	—	—	—		—	—	—
	8/3/06	—		—	—		—	—	—	—		25,000	$2.00	$30,176
	8/28/06	—		—	—		—	—	—	40,000	(2)	—	—	$78,800

Robert G. Schwartz, Jr.	3/14/06	$46,444	(4)	$85,000	$175,780	(5)	—	—	—	—		—	—	—
	8/3/06	—		—	—		—	—	—	—		40,000	$2.00	$48,282

(1)	Excludes compensation for Mr. Rade’s services as a director prior to his election as Acting Chief Executive Officer in 2006. See “Director Compensation.”
(2)	Executive is required to pay the par value per share ($0.0001) of restricted stock.
(3)	Excludes compensation for Mr. Edholm’s services as a director after his resignation as Acting Chief Executive Officer in 2006. See “Director Compensation.”
(4)	“Threshold” performance assumes that the executive attains minimum individual performance objectives and I-many attains the lowest level of operational performance for which a bonus was payable.
(5)	There was no theoretical “maximum” to the potential bonus. For purposes of this table, the “maximum” bonus was payable upon the achievement of 120% of our annual revenue bookings target and the incurrence of less than 90% of our budgeted annual expenses.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following information may be useful in understanding the data regarding 2006 compensation and awards contained in the foregoing compensation tables.

Messrs. Rade and Blumberg received stock options in 2006 that will vest, in substantial part, upon the attainment of certain company performance criteria. These performance-based options are listed above under the caption, “Estimated Future Payouts under Equity Incentive Plan Awards.”

The relatively large equity-based awards granted to Messrs. Rade and Blumberg were determined in arms-length negotiations between each executive and the compensation committee in connection with Mr. Blumberg’s initial employment and Mr. Rade’s appointment as permanent Chief Executive Officer. It is not expected that these executives, or any current executive, will receive similar awards in future periods.

The compensation committee intended to provide Mr. Rade with stock options to purchase a total of approximately 1,500,000 shares, or approximately 3% of our outstanding shares of common stock. Toward this end, in February 2006, Mr. Rade received a stock option to purchase 250,000 shares, with vesting of half tied to company performance metrics. In September 2006, Mr. Rade received stock options to purchase 791,000 shares, with vesting of 191,000 shares tied to company performance metrics. In January 2007, Mr. Rade received additional stock options to purchase 409,000 shares, all with vesting tied to company performance metrics. See “Compensation Discussion and Analysis” for further information about these awards.

Mr. Rade did not operate under a bonus plan in 2006; accordingly, his 2006 bonus has been characterized in the Summary Compensation Table as a discretionary award by the compensation committee, based on its subjective evaluation of his 2006 performance. In 2007, Mr. Rade’s bonus compensation will be based on a written bonus plan using objective performance criteria approved by the compensation committee.

For a description of the 2007 bonus plans for named executive officers, see “Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning the number of unexercised stock options and restricted stock held by the named executive officers as of December 31, 2006. For Messrs. Rade and Edholm, these amounts include awards received for services as both a named executive officer and as a non-employee director. The market value of unvested stock awards is based on a per share market value of $1.65, the closing price of our common stock on December 31, 2006, as reported by the NASDAQ Global Market.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested ($)		Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable	Unexercisable
John A. Rade	—	—		—	—	8,572	(1)	$14,143
	20,834	41,666	(2)	$1.70	7/5/2015	—		—
	8,334	16,666	(3)	$1.48	10/31/2015	—		—
	—	125,000	(4)	$1.55	2/17/2016	—		—
	—	125,000	(5)	$1.55	2/17/2016	—		—
	—	600,000	(6)	$1.91	9/1/2016	—		—
	—	191,000	(7)	$1.91	9/1/2016	—		—

Yorgen H. Edholm	20,834	41,666	(2)	$1.70	7/5/2015	—		—
	—	25,000	(8)	$2.02	5/25/2016	—		—

Kevin M. Harris	—	—		—	—	80,000	(9)	$132,000
	37,500	12,500	(10)	$1.37	6/18/2013	—		—
	252,066	—		$0.22	12/10/2013	—		—
	—	60,000	(11)	$2.00	8/4/2016	—		—

David L. Blumberg	—	250,000	(12)	$2.05	5/15/2016	—		—
	—	250,000	(13)	$2.05	5/15/2016	—		—

A. Todd Shytle	—	—		—	—	40,000	(14)	$66,000
	31,250	—		$1.516	1/27/2009	—		—
	40,000	—		$14.00	1/22/2011	—		—
	28,500	—		$1.96	9/27/2011	—		—
	12,00	—		$8.89	1/7/2012	—		—
	20,000	—		$1.10	10/10/2012	—		—
	33,750	11,250	(15)	$1.49	1/2/2013	—		—
	29,430	—		$0.27	12/22/2013	—		—
	15,000	15,000	(16)	$0.99	7/22/2014	—		—
	5,000	5,000	(17)	$1.55	1/3/2015	—		—
	12,500	37,500	(18)	$1.65	5/2/2015	—		—
	125	375	(19)	$1.70	7/1/2015	—		—
	—	25,000	(11)	$2.00	8/4/2016	—		—

Robert G. Schwartz, Jr.	40,000	—		$2.50	9/18/2011	—		—
	20,000	—		$1.96	9/27/2011	—		—
	12,000	—		$1.10	10/10/2012	—		—
	36,709	—		$0.27	7/24/2013	—		—
	202,621	—		$0.22	12/10/2013	—		—
	—	40,000	(11)	$2.00	8/4/2016	—		—

(1)	Restricted stock vested in full in February 2007.

(2)	Remaining unvested stock option shares will vest in equal parts on July 5, 2007 and July 5, 2008.
(3)	Remaining unvested stock option shares will vest in equal parts on October 31, 2007 and October 31, 2008.
(4)	Remaining unvested stock option shares vested or will vest in equal parts on February 16, 2007, February 16, 2008, February 16, 2009 and February 16, 2010.
(5)	Remaining unvested stock option shares will vest on February 16, 2011, subject to acceleration for attainment of company operational milestones.
(6)	Remaining unvested stock option shares will vest in equal parts on September 4, 2007, September 4, 2008, September 4, 2009 and September 4, 2010.
(7)	Remaining unvested stock option shares will vest on September 4, 2011, subject to acceleration for attainment of company operational milestones.
(8)	Remaining unvested stock option shares will vest in equal parts on May 25, 2007, May 25, 2008 and May 25, 2009.
(9)	Restricted stock vested 25% on January 26, 2007. Remaining shares will vest in equal parts on January 26, 2008, January 26, 2009 and January 26, 2010.
(10)	Remaining unvested stock option shares will vest in full June 18, 2007.
(11)	Remaining unvested stock option shares will vest in equal parts on August 4, 2007, August 4, 2008, August 4, 2009, and August 4, 2010.
(12)	Remaining unvested stock option shares will vest in equal parts on May 15, 2007, May 15, 2008, May 15, 2009, and May 15, 2010.
(13)	Remaining unvested stock option shares will vest on May 15, 2011, subject to acceleration for attainment of company operational milestones
(14)	Restricted stock will vest in equal parts on October 1, 2007 and October 1, 2008.
(15)	Remaining unvested stock option vested in full on January 2, 2007.
(16)	Remaining unvested stock option shares will vest in equal parts on July 22, 2007 and July 22, 2008.
(17)	Remaining unvested stock option shares vested or will vest in equal parts on January 3, 2007 and January 3, 2008.
(18)	Remaining unvested stock option shares will vest in equal parts on May 2, 2007, May 2, 2008 and May 2, 2009.
(19)	Remaining unvested stock option shares will vest in equal parts on July 1, 2007, July 1, 2008 and July 1, 2009.

Option Exercises and Stock Vested

The following table provides information concerning the exercise of options to purchase common stock and the vesting of restricted stock held by our named executive officers during fiscal 2006.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John A. Rade	—	—	50,000	$100,000
Yorgen H. Edholm	—	—	—	—
Kevin M. Harris	35,000	$57,146	—	—
David Blumberg	—	—	—	—
A. Todd Shytle	—	—	—	—
Robert G. Schwartz, Jr.	35,000	$61,492	—	—

Potential Payments Upon Termination or Change in Control

Except as noted below, each of our named executive officers has entered into an agreement with us which provides severance benefits equal to (a) six months of his base salary and certain medical benefits if his employment is terminated by us or if he resigns after the conditions of his employment are materially reduced, other than for cause, and (b) twelve months of his base salary and certain medical benefits if his employment is terminated by us or if he resigns after the conditions of his employment are materially reduced, other than for cause, within a year of a change in control of I-many. The medical benefits provided during the severance period are limited to cash reimbursement of the excess cost for the executive to purchase health insurance from us under the Consolidated Omnibus Budget Reconciliation Act of 1985, referred to as COBRA, above the cost the executive would pay for such insurance as an employee. These salary and medical benefits would be paid over time in our normal payroll cycle. In addition, upon a change in control of I-many, 100% of the executive’s then unvested stock options and, if applicable, restricted stock will vest. The salary, medical and equity-acceleration benefits, which are subject in each case to the executive’s signing a release of all legal claims against us, are collectively referred to as the “core severance benefits.”

John A. Rade.    Pursuant to an employment agreement entered into with Mr. Rade in January 2007, Mr. Rade is entitled to written notification 90 days in advance of any termination of his employment by us, other than for cause, in addition to the core severance benefits under the conditions described above for all named executive officers. Provided that Mr. Rade remains on our board of directors after termination of his services as Chief Executive Officer, his stock options (1) granted before February 15, 2006 for his services as a non-employee Director (currently 87,500 shares), (2) granted February 17, 2006 (currently 250,000 shares), and (3) granted on September 1, 2006, January 2, 2007 and January 15, 2007 with vesting terms tied to company performance (currently 600,000 shares) would continue to vest during his remaining services as a director. Vesting of the remaining option shares granted on September 1, 2006 (600,000 shares) would discontinue when Mr. Rade’s service as Chief Executive Officer ends.

Kevin M. Harris.    In June 2003, we entered into an employment agreement with Mr. Harris, which was amended in January 2006. Under this agreement, Mr. Harris is entitled to severance pay equal to twelve months of his base salary (without medical benefits) if his employment is terminated or if he resigns after the conditions of his employment are materially reduced, other than for cause. Upon a change of control of I-many or the involuntary termination of Mr. Harris’s employment without cause, 100% of his then unvested options and restricted stock will vest.

David L. Blumberg.    In February 2007, we entered into a severance agreement with Mr. Blumberg, under which he is entitled to the core severance benefits under the conditions described above for all named executive officers.

A. Todd Shytle.    In December 2006, we entered into a severance agreement with Mr. Shytle, under which he is entitled to the core severance benefits under the conditions described above for all named executive officers.

Robert G. Schwartz, Jr.    In February 2007, we entered into an amended severance agreement with Mr. Schwartz, under which he is entitled to the core severance benefits under the conditions described above for all named executive officers.

As required by the rules of the SEC, the following table provides an estimate of the total value of severance benefits (in excess of payments otherwise required by law, such as accrued vacation and the earned portion of an executive bonus) that would have been payable to each named executive officer if his employment had been terminated without cause on December 31, 2006:

POTENTIAL PAYMENTS UNDER SEVERANCE AGREEMENTS

Name		Salary Continuation	Medical Insurance Reimbursement	Accelerated Stock Options (1)	Accelerated Restricted Stock (2)	Total
John A. Rade	Without Change in Control	$150,000	$650	—	$14,143	$164,793

	After Change in Control	$300,000	$1,300	$27,833	$14,143	$343,276

Kevin M. Harris	Without Change in Control	$190,000	—	$3,500	$132,000	$325,500

	After Change in Control	$190,000	—	$3,500	$132,000	$325,500

David L. Blumberg	Without Change in Control	$100,000	$5,900	—	—	$105,900

	After Change in Control	$200,000	$11,800	—	—	$211,800

A. Todd Shytle	Without Change in Control	$92,500	$5,900	—	$66,000	$164,400

	After Change in Control	$185,000	$11,800	$12,200	$66,000	$275,000

Robert G. Schwartz, Jr.	Without Change in Control	$85,000	$2,500	—	—	$87,500

	After Change in Control	$170,000	$5,000	—	—	$175,000

(1)	Calculated by multiplying (i) the number of option shares vesting as a result of the hypothetical termination by (ii) the difference between $1.65, the market value of our common stock on December 31, 2006, and the exercise price of the stock option (if less than $1.65).
(2)	Calculated by multiplying (i) the number of shares of restricted stock vesting as a result of the hypothetical termination by (ii) $1.65, the market value of our common stock on December 31, 2006.

Director Compensation

The following table provides summary information concerning the compensation of our directors during fiscal 2006, excluding compensation received by directors for services in executive capacities.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid In Cash ($)	Stock Awards ($)	Option Awards ($)(1)		Total ($)
Reynolds C. Bish	$8,556	—	$27,200	(2)	$35,766
Yorgen H. Edholm	$7,500	—	$29,127	(3)	$36,627
Stephen L. Fingerhood	$10,000	$12,000	$38,726	(4)	$60,726
Murray B. Low	$10,000	$12,000	$22,993	(5)	$44,993
Mark R. Mitchell	$10,000	$12,000	$38,726	(6)	$60,726
Karl E. Newkirk	$10,000	$12,000	$22,993	(7)	$44,993
John A. Rade	—	$12,000	$31,937	(8)	$43,937

(1)	In accordance with SEC rules, stock options are valued using the Black-Scholes method, regardless of vesting provisions, and allocated to reporting periods as required by our expense recognition policies and FAS 123R. These amounts do not necessarily represent taxable income to directors, cash available to them, or even that the underlying stock options are or were exercisable in the reporting period. For a discussion of the assumptions used to calculate the valuation of restricted stock and stock options, see Notes 1(q), 5(c) and 5(d) in the Notes to Consolidated Financial Statements contained in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	The aggregate grant-date value of option awards granted in 2006 for services as a director was $92,543. At December 31, 2006, Mr. Bish held stock options to purchase a total of 87,500 shares of common stock.
(3)	The aggregate grant-date value of option awards granted in 2006 for services as a director was $30,427. At December 31, 2006, Mr. Edholm held stock options to purchase a total of 87,500 shares of common stock.
(4)	The aggregate grant-date value of option awards granted in 2006 for services as a director was $30,427. At December 31, 2006, Mr. Fingerhood held the following options and stock awarded to him by us: 8,572 shares of restricted common stock, and stock options to purchase a total of 112,500 shares of common stock.
(5)	The aggregate grant-date value of option awards granted in 2006 for services as a director was $30,427. At December 31, 2006, Mr. Low held the following options and stock awarded to him by us: 32,321 shares of unrestricted stock (21,977 granted as restricted, now vested), 8,572 shares of restricted common stock, and stock options to purchase a total of 212,500 shares of common stock.
(6)	The aggregate grant-date value of option awards granted in 2006 for services as a director was $30,427. At December 31, 2006, Mr. Mitchell held the following options and stock awarded to him by us: 8,572 shares of restricted common stock, and stock options to purchase a total of 112,500 shares of common stock.
(7)	The aggregate grant-date value of option awards granted in 2006 for services as a director was $30,427. At December 31, 2006, Mr. Newkirk held the following options and stock awarded to him by us: 45,405 shares of unrestricted stock (21,977 shares granted as restricted, now vested), 8,572 shares of restricted common stock, and stock options to purchase a total of 187,500 shares of common stock.
(8)	Mr. Rade received no stock options in 2006 for services as a director. At December 31, 2006, Mr. Rade held the following options and stock awarded to him by us: 8,572 shares of restricted common stock (awarded solely for his services as a director), and stock options to purchase a total of 1,128,500 shares of common stock (including 87,500 shares awarded solely for his services as a director during 2005).

Our non-employee directors receive the following compensation in a combination of cash, stock options and restricted stock:

•	a $2,500 retainer per calendar quarter in cash;

•	a one-time grant of an option to purchase 62,500 shares of common stock, granted on the date of election to our board of directors (vesting in three equal annual installments beginning on the first anniversary of the option grant date). The exercise price of all options will be the fair market value of our common stock on the date of grant, and the term of each option may not exceed ten years;

•

an option to purchase 25,000 shares of common stock, granted on the date of each annual meeting of stockholders (vesting in three equal annual installments beginning on the first anniversary of the option grant date). The exercise price of all options will be the fair market value of our common stock on the date of grant, and the term of each option may not exceed ten years; and

•

a grant of restricted stock on each January 2 (or January 3 if January 2 is a company holiday) on which such person is a member of our board, which we may repurchase for par value if the director’s service ends before the grant vests. These shares vest if the director remains in our service through the announcement of full-year financial results for the year of grant (that is, approximately 13 months later). The number of shares granted is determined by dividing $12,000 by the closing market price of our common stock on the last trading day before the grant date.

Mr. Rade was elected Acting Chief Executive Officer on February 15, 2006. His 2006 compensation prior to that date is reported under “Compensation of Directors,” and his compensation received after that date is reported in the foregoing sections applicable to named executive officers.

Mr. Edholm resigned as Acting Chief Executive Officer on February 15, 2006. His 2006 compensation after that date is reported under “Compensation of Directors,” and his compensation received before that date is reported in the foregoing sections applicable to named executive officers.

Compensation Committee Report

The compensation committee of our board of directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on its review and discussion, has recommended to the board of directors that the report be included in this proxy statement.

By the Compensation Committee:

Steven L. Fingerhood

Mark R. Mitchell

Karl E. Newkirk

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee are presently Messrs. Fingerhood, Mitchell and Newkirk. No member of the compensation committee was at any time during the fiscal year ended December 31, 2006 an officer or employee of I-many, nor has any member of the compensation committee had any relationship with I-many requiring disclosure under Item 404 of Regulation S-K the Exchange Act.

None of our executive officers has served as a director or member of our compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of I-many or member of our compensation committee.

Certain Transactions

There were no transactions or series of similar transactions during 2006 or any currently proposed transactions to which I-many was a party, in which the amount involved exceeded $120,000 and which involved any director, director nominee, executive officer or 5% stockholder of I-many, or any member of the immediate family of any of those persons.

In March 2007, our board of directors approved a written policy for the review and approval of transactions exceeding $25,000 in value, to which I-many is a party and in which any of our executive officers, directors, director nominees, holders of more than five percent of our outstanding common stock, or their immediate family members have a material interest. We refer to these transactions as related person transactions. Any proposed related person transaction, with limited exceptions, must be reported to our General Counsel and reviewed and approved by the audit committee of our board of directors, in advance whenever practicable. If our General Counsel determines that advance approval is not practicable, the audit committee will review and, in its discretion, may ratify the related person transaction at its next meeting. Depending on circumstances, the audit committee will consider the nature of the person’s interest in the transaction, the value of the transaction, whether the transaction is to be undertaken in the ordinary course of our business, whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party, the potential benefits to us and other factors. The audit committee may approve or ratify the related person transaction only if the committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of I-many.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of copies of reports filed by reporting persons or written representations from certain reporting persons that no Form 5 filing was required for such person, we believe that during fiscal 2006 all filings required to be made by our reporting persons were timely made in accordance with the requirements of the Exchange Act, except that an initial Form 3 for Mr. Shytle’s appointment as an executive officer was inadvertently filed approximately four weeks late.

REPORT OF THE AUDIT COMMITTEE

The audit committee of our board of directors is currently composed of three members and acts under a written charter. The members of the audit committee are independent directors, as defined by the audit committee charter and the rules of the NASDAQ Global Market. The audit committee held six meetings and acted once by unanimous consent during 2006.

The audit committee reviewed our audited financial statements for 2006 and discussed these financial statements with management. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used by us. Our independent registered public accounting firm is responsible for performing an audit of our annual financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report on those financial statements. The audit committee is responsible for monitoring and overseeing these processes.

During 2006 and until the date of this proxy statement, the audit committee reviewed and evaluated, and discussed with management, internal accounting and financial personnel and BDO Seidman, LLP, our independent registered public accountant for 2006, the following:

•	the plan for, and the independent registered public accounting firm’s report on, our 2006 financial statements,

•	changes in our accounting practices, principles, controls or methodologies,

•	significant developments or changes in accounting rules applicable to us,

•	terms of engagement of our independent registered public accounting firm, and

•	the adequacy of our internal controls and accounting, financial and auditing personnel.

The audit committee also reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees) with our independent registered public accounting firm for 2006. SAS 61 requires our independent registered public accounting firm to discuss with the audit committee, among other things, the following:

•	significant accounting policies,

•	management judgments and accounting estimates,

•	audit adjustments,

•	the judgments about the quality of our accounting principles as applied in our financial reporting, and

•	other information in documents containing audited financial statements.

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Independence Standards Board Standard No. 1 requires independent registered public accounting firm to disclose in writing all relationships that in the independent registered public accounting firm’s professional opinion may reasonably be thought to bear on independence, confirm their perceived independence and engage in a discussion of independence. In addition, the audit committee discussed with the independent registered public accounting firm its independence from us.

Based on its discussions with management and the independent registered public accounting firm, and its review of the audited financial statements and the representations and information provided by management, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

By the Audit Committee:

Reynolds C. Bish

Murray B. Low

Karl E. Newkirk

Audit Fees and Other Matters

Audit Fees

BDO Seidman, LLP, our independent registered public accounting firm, billed us an aggregate of (a) $589,000 in fees for professional services rendered by such firm in connection with the audit of our financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2006 and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2006, and (b) $536,000 in fees for professional services rendered by such firm in connection with the audit of our financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2005 and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2005.

Audit-Related Fees

None.

Tax Fees

BDO Seidman, LLP billed us an aggregate of $58,000 in fees for tax compliance, tax advice and tax planning during the fiscal year ended December 31, 2006 and $68,000 in fees for tax compliance, tax advice and tax planning during the fiscal year ended December 31, 2005.

All Other Fees

In 2006, BDO Seidman, LLP billed us (a) $20,000 in fees in connection with the audit of our 401(k) Retirement Plan for the fiscal year ended December 31, 2005, (b) $22,500 in fees in connection with our registration statement on Form S-3, and (c) $55,000 in fees in connection with a SAS 70 audit of our hosting operation. In 2005, BDO Seidman, LLP billed us (y) $17,000 in fees in connection with the audit of our 401(k) Retirement Plan for the fiscal year ended December 31, 2003 and (z) $24,000 in fees in connection with our responses to SEC comment letters.

Pre-Approval Policies and Procedures

Pursuant to policies approved by the audit committee, we may not engage our independent registered public accounting firm to render any service unless the service is approved in advance by the audit committee or the services fall into any of the following categories:

•

The chairman of the audit committee may pre-approve any such audit or non-audit service; provided that the chairman is required to report on such approval at the next regularly scheduled meeting of the audit committee.

•

From time to time, the audit committee may pre-approve services that are expected to be provided to us by the independent registered public accounting firm during the next 12 months. At the time such pre-approval is granted, the audit committee shall:

•

identify the particular pre-approved services in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services; and

•	establish a monetary limit with respect to each particular pre-approved service, which limit shall not be exceeded without obtaining further pre-approval under these procedures.

•

At each regularly scheduled meeting of the audit committee, management or the independent registered public accounting firm shall report to the audit committee regarding each service actually provided to us pursuant to this paragraph.

During 2006, none of the foregoing audit and audit-related services were approved by the audit committee pursuant to 17 C.F.R. 210.2-01(c)(7)(i)(C).

PROPOSAL 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2007. BDO Seidman, LLP has served as our independent registered public accounting firm since April 2, 2004. The stockholders will be asked to ratify the appointment of BDO Seidman, LLP at the annual meeting. Although stockholder approval of the audit committee’s selection of BDO Seidman, LLP is not required by law, the board of directors believes that it is advisable to give stockholders an opportunity to ratify the selection. If the proposal is not approved by the stockholders at the annual meeting, the audit committee may reconsider its selection. Representatives of BDO Seidman, LLP are expected to be present at the annual meeting, have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions from stockholders.

As recommended by our audit committee, our board of directors appointed BDO Seidman, LLP to serve as our independent registered public accounting firm for 2004. The appointment of BDO Seidman, LLP became effective on April 2, 2004, the date upon which BDO accepted the appointment.

During our two most recent fiscal years and through April 2, 2004, I-many did not consult BDO Seidman, LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K under the Exchange Act.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

OTHER MATTERS

Our board of directors knows of no other matters which may properly be and are likely to be brought before the meeting, other than the matters discussed herein. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Annual Report to Stockholders

Our annual report to stockholders for the year ended December 31, 2006, including audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

Deadline for Submission of Stockholder Proposals

We expect to hold our 2008 annual meeting in late May 2008 and to mail our proxy statement in connection therewith by April 12, 2008. Accordingly, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy materials for our 2008 annual meeting of stockholders must be received by our Secretary at our principal offices no later than December 13, 2007. If a stockholder wishes to present a proposal at the 2008 annual meeting, but does not wish to have the proposal considered for inclusion in our proxy statement and proxy, such stockholder must also give written notice to our Secretary at the address noted above. The Secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2008 annual meeting; provided that, in the event that less than 70 days’ notice or prior public disclosure of the date of the 2008 annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The nominating and corporate governance committee will consider nominees recommended by our stockholders in the same manner. The date of our 2008 annual meeting of stockholders has not yet been established, but assuming it is held on May 29, 2008, in order to comply with the time periods set forth in our by-laws, appropriate notice for the 2008 annual meeting would need to be provided to our corporate Secretary no earlier than February 29, 2008 and no later than March 30, 2008. If a stockholder fails to provide timely notice of a proposal to be presented at the 2008 annual meeting, the proxies designated by our board will have discretionary authority to vote on any such proposal.

Expenses of Solicitation

We will bear all costs of solicitation of proxies. In addition to solicitation by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile machine and personal interviews.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or our annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document if you write or call us at the address set forth above. If you want separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

By Order of the Board of Directors,

John A. Rade

Chairman, President and Chief Executive Officer

Edison, New Jersey

April 11, 2007

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix

I-MANY, INC.

AUDIT COMMITTEE CHARTER

(Revised March 14, 2007)

A.	Purpose

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements.

B.	Structure and Membership

1.	Number. Except as otherwise permitted by the applicable NASDAQ rules, the Audit Committee shall consist of at least three members of the Board of Directors.

2.	Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Audit Committee shall be independent as defined by such rules, meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) (subject to the exemptions provided in Rule 10A-3(c)), and not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

3.	Financial Literacy. Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company’s annual report filed with the SEC), at least one member of the Audit Committee shall be an “audit committee financial expert” (as defined by applicable SEC rules).

4.	Chair. Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

5.	Compensation. The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or a committee of the Board.

6.	Selection and Removal. Members of the Audit Committee shall be appointed by the Board of Directors, upon the recommendation of the Nominations Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management and the Company’s registered public accounting firm (the “independent auditor”), in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for establishing and maintaining adequate internal control over financial reporting. The independent auditors are responsible for auditing the Company’s financial statements and the Company’s internal control over financial reporting and for reviewing the Company’s unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company’s financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor’s reports.

Oversight of Independent Auditors

1.	Selection. The Audit Committee shall be solely and directly responsible for appointing, evaluating, retaining and, when necessary, terminating the engagement of the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

2.	Independence. The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the independent auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

3.	Compensation. The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

4.	Preapproval of Services. The Audit Committee shall preapprove all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

5.	Oversight. The independent auditor shall report directly to the Audit Committee, and the Audit Committee shall have sole and direct responsibility for overseeing the work of the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate, receive and consider the reports required to be made by the independent auditor regarding:

•	critical accounting policies and practices;

•

alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and Company management.

Audited Financial Statements

6.	Review and Discussion. The Audit Committee shall review and discuss with the Company’s management and independent auditor the Company’s audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

7.	Recommendation to Board Regarding Financial Statements. The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K.

8.	Audit Committee Report. The Audit Committee shall prepare an annual committee report for inclusion where necessary in the proxy statement of the Company relating to its annual meeting of security holders.

Review of Other Financial Disclosures

9.	Independent Auditor Review of Interim Financial Statements. The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor’s review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor’s review of interim financial information.

Controls and Procedures

10.	Oversight. The Audit Committee shall coordinate the Board of Directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures and code of conduct. The Audit Committee shall receive and review the reports of the CEO and CFO required by Rule 13a-14 of the Exchange Act.

11.	Risk Management. The Audit Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which the Company’s exposure to risk is handled. The Audit Committee shall discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

12.	Procedures for Complaints. The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

13.	Related Person Transaction Policies and Procedures. The Audit Committee shall review the Company’s policies and procedures for reviewing and approving or ratifying “related person transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including the Company’s Related Person Transaction Policy, and recommend any changes to the Board.

14.	Review of Related Person Transactions. The Audit Committee shall review all related person transactions for potential conflict of interest situations on an ongoing basis in accordance with the Company’s Related Person Transaction Policy, and all such transactions shall be approved or ratified by the Audit Committee.

15.	Additional Powers. The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D.	Procedures and Administration

1.	Meetings. The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting.

The Audit Committee shall periodically meet separately with: (i) the independent auditor and (ii) Company management. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances (including a subcommittee consisting of a single member). Any decision of a subcommittee to preapprove audit, review, attest or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

3.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors.

4.	Charter. At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

5.	Independent Advisors. The Audit Committee is authorized, without further action by the Board of Directors, to engage such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

6.	Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

7.	Funding. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

I-MANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 31, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY.

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints John A. Rade and Robert G. Schwartz, Jr. (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of I-many, Inc. (the “Company”) to be held on May 31, 2007, and any adjourned or postponed session thereof, and there to vote and act, as indicated, upon the matters on the reverse side in respect of all shares of common stock of the Company which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the annual meeting of stockholders or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates thereat the intention of the undersigned to vote said shares of common stock in person. If the undersigned hold(s) any such shares in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

☒    Please mark

        votes as in

        this example.

1.	To elect the following persons as directors for one-year terms:

(1)	Reynolds C. Bish
(2)	Steven L. Fingerhood
(3)	Murray B. Low
(4)	Mark R. Mitchell
(5)	Karl E. Newkirk
(6)	John A. Rade

FOR all nominees (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY ☐

NOTE: IF YOU DO NOT WISH YOUR SHARES TO BE VOTED “FOR” A PARTICULAR NOMINEE, MARK THE “FOR” BOX AND STRIKE A LINE THROUGH THE NAME OF THE NOMINEE. YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEES.

2.	To ratify the selection of BDO Seidman, LLP as the Company’s independent auditors for the current fiscal year.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED HEREIN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE THE SHARES REPRESENTED BY THIS PROXY IN THEIR DISCRETION.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY BELOW.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Stockholder(s) sign here	Date

NOTE:	Please sign exactly as name appears hereon. When Shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.